Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-196506 of our report dated June 2, 2014 (September 10, 2014 as to the effects of the share consolidation described in Note 1) relating to the consolidated financial statements of Travelport Worldwide Limited and subsidiaries, and the related financial statement schedule appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE LLP

London, United Kingdom

September 11, 2014